Exhibit 99

November 1, 2005	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 05-5

HuntMountain Resources Appoints New Director

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB:HNTM) is pleased to announce the appointment of Dr. Eberhard Schmidt as a director of the Company to fill the vacancy created by Mrs. Eunice Campbell’s departure from the Board.  Dr. Schmidt’s appointment was effective October 31st, 2005, and he will complete the remainder of Mrs. Campbell’s unexpired term.

Eberhard “Hardy” Schmidt has more than 35 years experience exploring, evaluating and developing precious and base metal properties in the Western United States and Mexico.  He has managed regional exploration offices for Cyprus Mines, Amoco Minerals and Meridian Minerals in Spokane, Washington and for Minera Hecla in Mexico.  Dr. Schmidt received his Ph.D. in Structural and Economic Geology from the University of Arizona and is a past president of the Northwest Mining Association.

“HuntMountain Resources continues to surround itself with experienced, capable professionals,” said President and Chairman Tim Hunt.  “Hardy Schmidt has a proven ability to recognize the merits of a property's mineral potential.  His expertise will be an invaluable resource as we build our portfolio of exploration projects in North and South America.”

Eunice Campbell is leaving the Board after twelve years of service as a director and corporate secretary of Metaline Mining and Leasing Company and HuntMountain Resources.  She was the owner of Spokane Guaranty Company, a stock transfer agency, prior to her retirement in 1987.   HuntMountain’s management expresses its gratitude to Mrs. Campbell for her service and dedication to the Company.

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HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287

staylor@huntmountain.com

www.huntmountain.com